FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations	Debra Berliner
Tiens Biotech Group (USA), Inc.	G. S. Schwartz & Co.
Tel: +86-22-8213-7594	Tel: 212-725-4500
Fax: +86-22-8213-7594	Fax: 212-725-9188
Email: investor@tiens-bio.com	Email: dberliner@schwartz.com
http://www.tiens-bio.com

TIENS BIOTECH GROUP (USA) REPORTS THIRD QUARTER AND NINE-MONTH RESULTS

NEW YORK – November 15, 2010 –Tiens Biotech Group (USA), Inc. (the “Company” or “Tiens”, NYSE AMEX: TBV), www.tiens-bio.com, today announced financial results for the third quarter and nine months ended September 30, 2010.

Revenue for the third quarter of 2010 was $10.4 million, compared to $9.4 million for the third quarter of 2009.  Revenue for the nine months ended September 30, 2010 was $30.0 million, compared to $48.2 million for the first nine months of 2009.

Net income for the third quarter of 2010 was $1.9 million, or $0.02 per share, compared to net income of $2.9 million, or $0.03 per share, for the 2009 third quarter.  For the nine months ended September 30, 2010, net income was $6.0 million, or $0.08 per share, compared to $22.2 million, or $0.29 per share for the first nine months of 2009.

The increase in revenue for the third quarter ended September 30, 2010 refects an increase in domestic sales of 32%.  The decrease in revenue for the nine months ended September 30, 2010 was mainly due to a decrease in international sales which reflects China’s Administration of Quality Supervision, Inspection and Quarantine carrying out a national campaign against unsafe food and substandard products in 2008, which brought on a general slow-down and backlog of export clearances for Chinese food products. Upon the lifting of the regulations, overseas affiliated companies began to purchase more products, thereby increasing sales in the first three quarters of 2009.   The decrease reflects no sales to Indonesian distributors during the first nine months of 2010 given they purchased more products in 2009 after the aforementioned 2008 product scarcity.  The sales decline to Indonesia accounts for 57% of the total international revenue decrease for the nine months ended September 30, 2010.

In October, the Company relocated its corporate headquarters to its 250-acre Tiens International Health Industrial Park research and development, manufacturing and logistic facilities approximately four miles from its previous location. The Life Resources facility will incorporate manufacturing, warehouses, work plants, a power center and dormitories.  The center positions the Company well to increase manufacturing capacity to meet future growth opportunities.

Other Highlights

Cost of sales for the third quarter of 2010 was $4.1 million compared to $3.1 million for the same period in 2009. For the nine months ended September 30, 2010, cost of sales was $10.6 million compared to $15.0 million for the same period in 2009. The increase in cost of sales for the third quarter of 2010, as compared to the like quarter of 2009, is due to the sale of products with higher costs.

Gross profit for the third quarter of 2010 was $6.2 million, a decrease of 0.9% compared to $6.3 million for the same period in 2009. The gross profit margin for the third quarter of 2010 was 60.1%, compared to 66.7% for the same period in 2009. For the nine months ended September 30, 2010, gross profit was $19.3 million, a decrease of 41.8% compared to $33.2 million for the same period in 2010, and the gross profit margin was 64.5% compared to 68.9% for the same period in 2009.

The decrease in profit margin for the third quarter of 2010 reflects Company products with more than 65% profit margins being 27.4% of revenues as compared to 31.1% in the third quarter of 2009 and  the U.S. dollar depreciating approximately 2% between September 30, 2009 and September 30, 2010. The Company’s international sales are quoted in U.S. dollars and collected in RMB, therefore, gross profit margin decreased by the same percentage as the depreciation of the U.S. dollar.

Selling, general and administrative expenses were $4.1 million for the third quarter of 2010, an increase of 39.3% compared to $2.9 million for the same period in 2009. This increase was primarily due to an relative increase in bad debt expense. Selling, general and administrative expenses as a percentage of sales were 39.1% for the third quarter of 2010 compared to 30.9% for the same period in 2009. For the nine months ended September 30, 2010, selling, general and administrative expenses were $11.6 million, an increase of 15.6% compared to $10.1 million in the same period in 2009. This increase was mainly due to the aforementioned increase in bad debt expense. For the nine months ended September 30, 2010, selling, general and administrative expenses as a percentage of sales were 38.8%, compared to 20.9% for the same period in 2009.

As of September 30, 2010, Tiens had $128.5 million of retained earnings and total shareholders' equity of $195.3 million.

Jinyuan Li, Chairman, President and CEO of Tiens, said, “We are pleased to report an increase in domestic sales which we believe will continue in the future. Our total revenue decline should be temporary since both our domestic and global affiliated companies have not witnessed significant declines in their overall revenue.  We are committed to expanding our international customer base and generating long-term domestic and international growth.”

About Tiens Biotech Group (USA), Inc. www.tiens-bio.com

Tiens Biotech Group (USA), Inc. (NYSE AMEX: TBV) conducts its business operations from Tianjin, People’s Republic of China. Tiens primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary supplements.

Tiens derives its revenues principally from product sales to affiliated companies in China and internationally in 54 countries.  Since its establishment, Tiens has developed and produced 37 nutrition supplements, which include wellness products and dietary supplements.  Tiens develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Tiens has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Tiens conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Tiens’ products in China through chain stores, domestic affiliated companies, and its 92 branches.  Outside of China, Tiens sells its products to affiliated companies in 54 countries who in turn sell through an extensive direct sales force, or multi-level marketing sales force. The Company’s direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; whether Tianshi Engineering, the Company’s affiliate which sells its products in China, obtains a direct selling license in China; and (v) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

-Tables Follow-

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 and 2009 (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
REVENUE - RELATED PARTIES	$10,381,886	$9,439,739	$29,953,098	$48,228,320

COST OF SALES - RELATED PARTIES	4,145,014	3,144,650	10,623,742	14,997,118

GROSS PROFIT	6,236,872	6,295,089	19,329,356	33,231,202

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,060,812	2,916,202	11,627,456	10,061,729

INCOME FROM OPERATIONS	2,176,060	3,378,887	7,701,900	23,169,473

Interest expense	(117,165)	(40,363)	(117,165)	(146,180)
Interest income	2,523	76,154	8,241	262,701
Other income (expense)	120,665	(16,122)	(551,305)	(89,554)
OTHER (EXPENSE) INCOME, NET	6,023	19,669	(660,229)	26,967

INCOME BEFORE INCOME TAXES	2,182,083	3,398,556	7,041,671	23,196,440

INCOME TAXES	319,776	544,688	1,067,899	1,027,404

NET INCOME	$1,862,307	$2,853,868	$5,973,772	$22,169,036

LESS: Net income attributable to the noncontrolling interest	(141,849)	(617,638)	(605,989)	(1,163,683)

NET INCOME ATTRIBUTABLE TO THE SHAREHOLDERS OF THE COMPANY	1,720,458	2,236,230	5,367,783	21,005,353

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	2,826,688	182,028	3,951,957	406,870

COMPREHENSIVE INCOME	4,547,146	2,418,258	9,319,740	21,412,223

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	312,353	11,390	819,216	25,240

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE SHAREHOLDERS OF THE COMPANY	$4,234,793	$2,406,868	$8,500,524	$21,386,983

EARNINGS PER SHARE, BASIC AND DILUTED	$0.02	$0.03	$0.08	$0.29

WEIGHTED AVERAGE NUMBER OF SHARES, BASIC AND DILUTED	71,333,586	71,333,586	71,333,586	71,333,586

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$7,632,304	$1,848,328
Accounts receivable, trade - related parties, net of allowance for doubtful accounts of $1,538,200 and $1,419,178 as of September 30, 2010 and December 31, 2009, respectively	10,795,741	15,379,312
Inventories	5,287,668	5,328,052
Other receivables	1,256,939	995,657
Other receivables - related parties	45,040,773	44,561,626
Employee advances	114,444	115,673
Prepaid expenses, net of allowance for doubtful accounts of $1,039,643 and $1,018,474 as of September 30, 2010 and December 31, 2009, respectively	431,442	658,193
Prepaid taxes	3,001,473	407,534
Total current assets	73,560,784	69,294,375

PROPERTY, PLANT AND EQUIPMENT, net	9,910,704	10,124,483

OTHER ASSETS:
Construction in progress	170,971,153	125,572,621
Construction deposits	8,250,520	1,405,997
Intangible assets, net	12,898,229	12,864,295
Other assets	13,507,370	11,847,937
Total other assets	205,627,272	151,690,850

Total assets	$289,098,760	$231,109,708

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,350,030	$5,012,157
Advances from customers - related parties	13,045,749	4,426,751
Wages and benefits payable	808,228	1,484,852
Short-term debt - related party	8,958,000	-
Income taxes payable	570,185	-
Contractor deposits	204,451	183,395
Contractor payables	35,554,584	18,513,216
Other payables	1,164,677	1,151,551
Other payables - related parties	15,630,625	3,326,110
Total current liabilities	82,286,529	34,098,032

NON-CURRENT LIABILITIES
Deferred income	11,470,050	11,236,501
Total non current liabilities	11,470,050	11,236,501

Total liabilities	93,756,579	45,334,533

EQUITY:
Shareholders' equity of the Company:
Common stock, $0.001 par value, 250,000,000 shares authorized,
71,333,586 issued and outstanding, respectively	71,334	71,334
Paid-in-capital	18,271,518	18,042,189
Statutory reserves	16,465,144	13,217,217
Retained earnings	128,490,119	126,370,263
Accumulated other comprehensive income	21,394,864	18,262,123
Total shareholders' equity of the Company	184,692,979	175,963,126
Noncontrolling interest	10,649,202	9,812,049
Total equity	195,342,181	185,775,175
Total liabilities and equity	$289,098,760	$231,109,708

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,973,772	$22,169,036
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Bad debt expense	88,205	(902,297)
Depreciation	1,172,597	1,662,206
Amortization	252,075	291,418
Interest expense	117,165	(9,357)
Gain on sale of assets	(43,377)	(14,846)
Rental expense borne by a related party	246,623	-
(Increase) decrease in assets:
Accounts receivable, trade - related parties	4,742,772	10,678,476
Other receivables	(237,041)	(121,058)
Other receivables - related parties	(92,265)	(1,306,527)
Inventories	166,337	2,801,809
Employee advances	3,579	(80,873)
Prepaid expense	236,536	(336,620)
Increase (decrease) in liabilities:
Accounts payable	1,195,483	(1,687,613)
Advances from customers - related parties	8,401,340	808,830
Wages and benefits payable	(697,018)	(768,334)
Deferred income taxes	217,131	-
Other taxes payable	(2,202,718)	(31,337)
Other payables	(8,613)	(176,274)
Other payables - related parties	13,972,418	(76,484)
Net cash provided by operating activities	33,505,001	32,900,155

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of a subsidiary	700,000	-
Collections from loans to local government	-	105,208
Construction deposits	(6,381,248)	(3,465,755)
Contractor deposits	16,990	85,498
Addition to construction in progress	(37,556,932)	(26,936,754)
Equipment deposits	(1,414,417)	(8,700,872)
Proceeds from sales of properties	2,668,075	17,041
Purchase of equipment and automobiles	(742,954)	(1,755,815)
Net cash used in investing activities	(42,710,486)	(40,651,449)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan from (repayment to) related parties	14,826,000	(3,946,050)
Increase in paid in capital	-	245,030
Net cash provided by (used in) financing activities	14,826,000	(3,701,020)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	163,461	100,433

NET INCREASE (DECREASE) IN CASH	5,783,976	(11,351,881)

CASH, beginning of period	1,848,328	44,854,511

CASH, end of period	$7,632,304	$33,502,630

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-	$105,817
Income taxes	$993,857	$871,764

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
REVENUE BY REGION

	Three months ended
	September 30,
	2010	2009	Change

China	$6,152,896	$4,663,939	31.9%
International	$4,228,990	$4,775,800	-11.4%
Total	$10,381,886	$9,439,739	10.0%

	Nine months ended
	September 30,
	2010	2009	Change

China	$17,351,251	$17,076,163	1.6%
International	$12,601,847	$31,152,158	-59.5%
Total	$29,953,098	$48,228,320	-37.9%